Exhibit 10.76

Nomad Energy, Inc.
22136 Westheimer Pkwy, Suite 603, Katy, Texas 77450

Mr. Frank Clear

Tekoil & Gas

25025 Interstate 45 North
Suite 525
The Woodlands, TX 77380

February 15, 2008

Mr. Frank Clear,

Nomad Energy is excited to have the opportunity to provide engineering, project management and field consultants for Tekoil’s operations in Galveston Bay, Texas. Included is a rate sheet with the prices for the field consultants, in house engineering services, and third party engineering and project management services.

We understand that there is a requirement from your Bank, Goldman Sachs to have engineering support on an ongoing/in need basis. We are committing to this for 12 months from the date hereof and will have the resources committed for 24/7 emergency type situations. Please could you sign and return a copy of this letter together with the rate sheet acknowledging this arrangement.

On the project management side, we understand from the meeting, the initial stage of the water injection project will required 3rd party project management support in regards to construction and design activities and 3rd party structural and facilities engineering hours as required for any issues that arise from modifications to existing production facilities. Once the actual operation starts, Nomad will provide filed consultants to supervise the operations, coordinate logistics, and help keep the project on track.

Thanks,

/s/ Dan Morrison

Dan Morrison
President
Nomad Energy, Inc.
281-221-0675	/s/ Frank Clear	Date	2/15/08

Frank Clear